                                                                EXHIBIT 99(b)(3)


CREDIT SUISSE FIRST BOSTON                 DONALDSON, LUFKIN & JENRETTE
   Eleven Madison Avenue                      SECURITIES CORPORATION
  New York, New York 10010                    2121 Avenue of the Stars
                                           Los Angeles, California 90067


                                                                October 1, 1998


Environmental Systems Products Holdings Inc.
         and
Environmental Systems Products, Inc.
7 Kripes Road
East Granby, Connecticut 06026

Attention:  David Langevin

                  Environmental Systems Products Holdings Inc.
               Senior Secured Credit Facilities Commitment Letter

Ladies and Gentlemen:

                 You have advised Credit Suisse First Boston ("CSFB") and Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ SECURITIES"; and together with CSFB, the "ARRANGERS") that Environmental Systems Products Holdings Inc., a newly formed entity (the "BORROWER"), on terms satisfactory to the Arrangers, will become the direct or indirect owner of 100% of the outstanding equity of Environmental Systems Products, Inc. (the "COMPANY"; also referred to herein, together with the Borrower and the Loan Parties (as defined below, upon becoming a party hereto), as "you"), and will be more than 50% owned and controlled by Alchemy Partners ("SPONSOR"), intends to acquire (the "ACQUISITION") through Stone Rivet, Inc., which is currently a direct wholly-owned subsidiary of the Company and, on terms satisfactory to the Arrangers, will become a wholly-owned subsidiary of the Borrower (the "ACQUIROR"), all the issued and outstanding shares of capital stock (the "SHARES") of Envirotest Systems Corp. (the "TARGET") pursuant to a recommended cash tender offer (the "OFFER") for not less than 90% of the Shares (the number of shares sufficient to accomplish a short-form merger), all as more fully set forth in the Agreement and Plan of Merger dated as of August 12, 1998 (the "MERGER AGREEMENT") among the Company, the Acquiror and the Target and the Acquiror's Offer to Purchase dated August 19, 1998 (the "OFFER TO PURCHASE"). We understand that the aggregate cash consideration to be paid for the Shares will be approximately $266.3 million. You have further advised us that in connection with the Acquisition (i) Sponsor will make or cause to be made by certain shareholders of Newmall Limited as of the date hereof an indirect equity contribution of $80 million (the "EQUITY CONTRIBUTION") to the Borrower,
(ii) the Borrower will obtain senior secured credit facilities (the "SENIOR BANK FACILITY") in an aggregate principal amount of $435 million (as more fully described in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the "TERM SHEET")), (iii) certain existing indebtedness of the Target and the Company (the "EXISTING INDEBTEDNESS") will be repaid in an aggregate amount (including any applicable prepayment premiums) of up to $491.8 million (which, in the case of any existing public debt, will be accomplished through tender offers or, but only to the extent the same can be accomplished in a timely manner in accordance with the terms thereof, voluntary redemption rights or, to the extent either of the foregoing do not result in the acquisition of all of the outstanding public debt simultaneously with the Acquisition, defeasance of the remaining portion of such public debt coupled with a notice of voluntary redemption for such remaining debt (the "DEBT TENDER")), (iv) the Borrower will issue Subordinated Notes (the "SUBORDINATED NOTES") in a principal amount of $100 million, and (v) a newly-formed direct parent of the Borrower satisfactory to the Arrangers will issue Senior Discount Notes (the "SENIOR DISCOUNT NOTES") in a principal amount of $100 million, the proceeds of which will be used to make an additional equity contribution to the Borrower (the Offer, the Acquisition, the Debt Tender and the foregoing transactions are collectively referred to herein as the "TRANSACTIONS"). The approximate sources and uses of the funds necessary to consummate the Transactions are set forth on Annex II to the Term Sheet.

                 You have requested that the Arrangers agree to structure, arrange and syndicate the Senior Bank Facility, and to serve as advisor, arranger, administrative agent and collateral agent therefor. The Arrangers are pleased to advise you of their willingness to agree to structure, arrange and syndicate the Senior Bank Facility and to serve as advisors and arrangers. CSFB is pleased to advise you of (i) its willingness to act, together with DLJ Securities, as exclusive advisor and arranger, and to act as administrative agent (in such capacity, the "ADMINISTRATIVE AGENT") and collateral agent (in such capacity, the "COLLATERAL AGENT") for the Senior Bank Facility, and (ii) its commitment to provide one-half of the Senior Bank Facility upon the terms and subject to the conditions set forth or referred to in this letter (the "COMMITMENT LETTER") and in the Term Sheet. DLJ Securities is pleased to advise you of its willingness to act, together with CSFB, as exclusive advisor and arranger. DLJ Capital Funding, Inc., an affiliate of DLJ Securities ("DLJ CAPITAL"), is pleased to advise you of (i) its willingness to act as syndication agent (in such capacity, the "SYNDICATION AGENT"; and together with the Administrative Agent and the Collateral Agent, the "AGENTS") for the Senior Bank Facility, and (ii) its commitment that DLJ Capital or one or more affiliates of DLJ Securities will provide one-half of the Senior Bank Facility upon the terms and subject to the conditions set forth or referred to in this Commitment Letter and in the Term Sheet.

                 The Arrangers shall be entitled, after consultation with you, to change the structure, terms, pricing or amounts of any or all of the facilities comprising the Senior Bank Facility as set forth in the Term Sheet if either of the Arrangers determine that such changes are advisable in order to ensure a successful syndication and if the aggregate amount of the Senior Bank Facility is not changed.

                 The Arrangers reserve the right and intend, prior to or after the execution of the definitive documentation with respect to the Senior Bank Facility (the "FACILITY DOCUMENTS"), to syndicate all or a portion of its commitments to one or more financial institutions (such financial institutions, together with CSFB and DLJ Capital, the "LENDERS") identified by us in consultation with, and reasonably acceptable to, you, which Lenders will become parties to the Facility Documents. It is agreed that CSFB will act as the sole and exclusive administrative agent and collateral agent, DLJ Capital will act as the sole and exclusive syndication agent and that the Arrangers will act as sole and exclusive advisors, arrangers and syndication managers for the Senior Bank Facility and that no additional agents or co-agents or co-arrangers will be appointed without the prior written consent of the Arrangers; provided, however, that in the event CSFB syndicates more than 95% of the amount of its commitments to other Lenders, CSFB, upon the request of the Sponsor (but only so long as the Sponsor continues to control Holdings, the Borrower, the Acquiror and the Company), shall cease to act as administrative agent, collateral agent, adviser, arranger and syndication manager of the Senior Bank Facility. In addition, (i) CSFB reserves the right to employ the services of Credit Suisse First Boston Corporation ("CSFBC") in providing services incidental to the arrangement and provision of the Senior Bank Facility, and you agree that, in connection with the provision of such services, CSFB and CSFBC may share with each other any confidential or other information relating to the Acquiror, the Borrower, the Company, the Target, each entity (other than the Borrower) that directly or indirectly owns 100% of the outstanding equity of either the Target or the Company after giving effect to the Transactions (collectively, "HOLDINGS") and their respective subsidiaries and affiliates as from time to time they may possess, and (ii) DLJ Securities reserves the right to employ the services of any of its affiliates in providing services incidental to the arrangement and provision of the Senior Bank Facility, and you agree that, in connection with the provision of such services, DLJ Securities and such affiliates may share with each other any confidential or other information relating to the Acquiror, the Borrower, the Company, the Target, Holdings and their respective subsidiaries and affiliates as from time to time they may possess.

                 The Arrangers will manage all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions identified by us in consultation with, and reasonably acceptable to, you, will participate in the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. You agree to assist the Arrangers in forming any such syndicate and to provide the potential Lenders, promptly upon request, with all information reasonably requested by them to complete successfully the syndication, including but not limited to (a) an information package, including a Confidential Information Memorandum for the Senior Bank Facility (or any amendment, supplement or addition to the Confidential Information Memorandum distributed in connection with the Prior Commitment Letter (as defined below)) and other marketing materials for delivery to potential Lenders and participants, and (b) all information and projections prepared by you or your advisers relating to the Transactions. You also agree to participate in, and to make appropriate senior officers and representatives of Sponsor, the Acquiror, the Borrower, the Target, Holdings and the Company available to participate in, informational meetings for potential Lenders and participants at such times and places as the Arrangers may reasonably request and to use commercially reasonable efforts to ensure that the Arrangers's syndication efforts materially benefit from the Target's and the Company's existing lending relationships.

                 You represent and warrant and covenant that:

                 (a) all written information (other than financial projections) which has been or is hereafter furnished to the Arrangers by you or any of your representatives in connection with the Transactions is and will be complete and correct as of the date thereof in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made; and

                 (b) all financial projections that have been or are hereafter prepared by you or on your behalf and made available to the Arrangers have been or will be prepared in good faith based upon what you believe to be reasonable assumptions (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower's control, and that no assurance can be given that the projections will be realized).

You agree to supplement the information and projections referred to in clauses
(a) and (b) above from time to time until completion of the syndication so that the representations and warranties in the preceding sentence remain correct without regard to when such information and projections were furnished. In arranging and syndicating the Senior Bank Facility, the Arrangers will be entitled to use and rely on such information and projections without independent verification thereof.

                 In connection with the syndication of the Senior Bank Facility, the Arrangers may, in their discretion, allocate to other Lenders portions of any fees payable to the Arrangers in connection with the Senior Bank Facility. You agree that neither you, the Borrower, the Target nor any of their respective affiliates will pay to any Lender any compensation or titles of any kind for its participation in the Senior Bank Facility except as expressly provided for in this letter or in the fee letter dated the date hereof between you and the Arrangers (the "FEE LETTER").

                 You agree to reimburse the Arrangers and their affiliates, upon request made from time to time, for their reasonable out-of-pocket fees and expenses incurred in connection with the preparation, execution and delivery of this Commitment Letter, the Fee Letter and the Facility Documents and the activities thereunder or contemplated thereby, including without limitation syndication expenses (other than fees allocated in accordance with the preceding paragraph) and the reasonable fees and expenses of Skadden, Arps, Slate, Meagher & Flom LLP and such other outside counsel and advisors to the Arrangers and their affiliates approved by you (such approval not to be unreasonably withheld), whether incurred before or after the execution of this Commitment Letter.

                 You agree to indemnify and hold harmless the Arrangers and each other Lender, their respective affiliates and each of their respective directors, officers, employees, agents and advisors (each, an "INDEMNIFIED PARTY"), from and against any and all claims, damages, liabilities (including securities law liabilities), losses and expenses, including reasonable fees, expenses and disbursements of counsel, which may be incurred by or asserted against an Indemnified Party in connection with the Arrangers' or any Lender's commitment or participation in the transactions contemplated by this letter, the Senior Bank Facility or any related matter or any investigation, litigation or proceeding in connection therewith and whether or not the Acquisition is consummated or the Senior Bank Facility is drawn upon, except to the extent such claim, damage, loss, liability or expense is found in a final nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's own gross negligence or willful misconduct; provided, however, that in connection with any such third party claim, you shall not be responsible for, or required to hold harmless any Indemnified Party from and against, the reasonable fees, expenses and disbursements of more than one counsel for all of the Indemnified Parties taken together, except to the extent any such Indemnified Party requires its own counsel in order to be adequately represented in the reasonable judgment of such Indemnified Party. No Indemnified Party shall be responsible or liable to any other party hereto or any other person for consequential damages that may be alleged as a result of this letter or the breach of any party's obligations hereunder.

                 This letter is delivered to you on the understanding that neither this letter nor any other agreement between us related to this letter or the Transactions, including, without limitation, the Term Sheet, the exhibits and annexes hereto and thereto, and the Fee Letter, nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your officers, directors, agents and advisors who are directly involved in the consideration of this matter (and then only on a confidential basis) or (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof); provided, however, that you may disclose (and then only on a confidential basis) this letter, the Term Sheet and the other exhibits hereto and their terms and substance (but not the Fee Letter or their respective terms and substance) to the Target, upon your acceptance of this Commitment Letter.

                 Our offer to provide the Senior Bank Facility will terminate at 1:00 p.m., New York time, (i) on October 1, 1998, unless on or before that time you accept this letter by signing and returning an enclosed counterpart of this letter and the Fee Letter and (ii) if accepted by you on or prior to such time, on October 15, 1998. In any event your obligations with respect to indemnification and confidentiality shall remain in full force and effect, regardless of any termination of the commitment of the Arrangers made hereunder. You agree to cause the Target, the Acquiror and Holdings to become a party to this Commitment Letter and the Fee Letter as soon as practicable (which, in the case of each such person other than the Target, will be no later than October 8, 1998 and, in the case of the Target, will be the date of consummation of the Acquisition) and thereby assume your obligations thereunder jointly and severally with you. The obligations of you, the Acquiror, Holdings and the Target (each a "LOAN PARTY" and collectively the "LOAN PARTIES") hereunder are joint and several obligations.

                 This letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This letter and the Arrangers' obligations hereunder may not be assigned by you without the prior written consent of the Arrangers, and any attempted assignment without such consent shall be void. The commitments of CSFB and DLJ Capital hereunder may be assigned by CSFB and DLJ Capital to any of their respective affiliates or, subject to the proviso in the fourth paragraph of this Commitment Letter, any Lender. Any such assignment to an affiliate shall not relieve the applicable Arranger from any of its obligations hereunder unless and until the Facility Documents with respect to such assigned commitment shall have been executed and delivered by the parties thereto, but any assignment to a Lender shall be by novation and shall release the applicable Arranger from its commitment hereunder pro tanto. This letter may not be amended or modified or any provision hereof waived except in writing signed by you and the Arrangers.

                 This Commitment Letter shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to the conflicts of laws principles thereof. This Commitment Letter may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this letter by facsimile transmission shall be effective as delivery of a manually signed counterpart hereof.

                 We appreciate the opportunity to continue to assist you in this very important transaction.

                                          Very truly yours,


                                          CREDIT SUISSE FIRST BOSTON


                                          By: /s/ LAURI SIVASLIAN
                                             -------------------------
                                              Name:  Lauri Sivaslian
                                              Title: Director


                                          By: /s/ RICHARD S. CAREY
                                             -------------------------
                                              Name:  Richard S. Carky
                                              Title: Director


                                          DONALDSON, LUFKIN & JENRETTE
                                          SECURITIES CORPORATION


                                          By: /s/ HAROLD J. PHILIPPS
                                             -------------------------
                                              Name:  Harold J. Philipps
                                              Title: Managing Director


                                          DLJ CAPITAL FUNDING, INC.


                                          By: /s/ HAROLD J. PHILIPPS
                                             -------------------------
                                              Name:  Harold J. Philipps
                                              Title: Managing Director

Accepted and agreed to as of
the date first written above,

ENVIRONMENTAL SYSTEMS PRODUCTS HOLDINGS INC.


By:/s/ DAVID J. LANGEVIN
   --------------------------------
   Name:  David J. Langevin
   Title:


ENVIRONMENTAL SYSTEMS PRODUCTS, INC.


By:/s/ DAVID J. LANGEVIN
   --------------------------------
   Name:  David J. Langevin
   Title:

                                                                       EXHIBIT A

                      Environmental Systems Products, Inc.
                        Senior Secured Credit Facilities
                  Summary of Principal Terms and Conditions(1)


Borrower:                        Environmental Systems Products Holdings Inc.,
                                 a newly-formed entity (the "BORROWER"), which
                                 (i) directly or indirectly owns all of the outstanding equity of Environmental Systems
                                 Products, Inc. (the "COMPANY"), (ii) is
                                 directly and wholly-owned by a newly formed entity (the "PARENT"). The Borrower and the
                                 Parent shall be satisfactory to the Agents.

Acquisition:                     The Borrower intends to acquire (the
                                 "ACQUISITION") all the issued and outstanding share capital (the "SHARES") of Envirotest
                                 Systems Corp. (the "TARGET"), pursuant to a recommended cash tender offer (the "OFFER") to be consummated by Stone Rivet, Inc., a wholly-owned subsidiary of the Borrower (the
                                 "ACQUIROR"), for aggregate cash consideration of approximately $266.3 million (the "PURCHASE
                                 PRICE"), all as more fully described in the Merger Agreement and the Offer to Purchase. In connection with the Acquisition, (a) the Borrower will obtain the senior secured credit facilities (the "SENIOR BANK FACILITY") as described below under the caption "Facility" in an aggregate principal amount of $435 million and will issue $100 million of Subordinated Notes (the "SUBORDINATED NOTES");
                                 (b) certain existing indebtedness (but
                                 excluding, in any event, indebtedness of approximately $53.1 million in respect of Envirotest's Ohio test sites) of the Target and the Company (the "EXISTING INDEBTEDNESS") will be repaid in an aggregate amount
                                 (including any applicable prepayment premiums) of up to $442.8 million; (c) an equity contribution of $80 million (the "EQUITY
                                 CONTRIBUTION") will be made to the Borrower by Alchemy Partners (the "SPONSOR"); (d) the
                                 Parent will issue Senior Discount Notes (the
                                 "SENIOR DISCOUNT NOTES") in a principal amount of $100 million and will contribute the net proceeds thereof to the Borrower; and





------------

     (1) All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this term sheet is attached.

                                 (e) the Borrower will pay fees and expenses
                                 (including, without limitation, reasonable fees of outside counsel) in connection with the foregoing in an amount not to exceed $45 million (the Offer, the Acquisition and the foregoing transactions are collectively referred to herein as the "TRANSACTIONS").

Sources and Uses:                The approximate sources and uses of funds
                                 necessary to consummate the Transactions are set forth on Annex II attached hereto.

Agents: CSFB will act as administrative agent (the "ADMINISTRATIVE AGENT") and DLJ Capital Funding, Inc. will act as syndication agent (the "SYNDICATION AGENT"; together with the Administrative Agent, the "AGENTS") for a syndicate of financial institutions identified by the Agents in consultation with, and reasonably acceptable to, the Company (the "LENDERS"), and will perform the duties customarily associated with such roles.

Advisors and Arrangers:          CSFB and DLJ Securities will act as the sole
                                 and exclusive advisors and arrangers for the Senior Bank Facility (collectively, the
                                 "ARRANGERS"), and will perform the duties customarily associated with such roles.

Facilities:                      (A)     Senior Secured Term Loan Facilities in
                                         an aggregate principal amount of up to
                                         $385 million (the "TERM FACILITY"),
                                         of which (i) $175 million ("TERM LOAN
                                         A") will mature in five and a half (5
                                         1/2)  years, and (ii) $210 million
                                         ("TERM LOAN B") will mature in seven
                                         (7) years.

                                 (B)     Senior Secured Revolving Credit
                                         Facility (the "REVOLVING FACILITY") in
                                         an amount equal to $50 million, of
                                         which up to an amount to be agreed
                                         upon will be available in the form of
                                         letters of credit and $5,000,000 will
                                         be available for swing line loans
                                         ("SWING LINE LOANS").

                                         The Agents may, after consultation
                                         with the Borrower, reallocate amounts
                                         among Term Loan A, Term Loan B and the
                                         Revolving Facility in order to
                                         facilitate the syndications of the
                                         Senior Bank Facility.

Purpose:                         (A)     The proceeds of the Term Facility will
                                         be used by the Borrower on the date of
                                         the initial funding under the Senior
                                         Bank Facility (the "CLOSING DATE"),
                                         together with the proceeds of the
                                         Senior Discount Notes, the
                                         Subordinated Notes and the Equity
                                         Contribution and $92.5 million of cash
                                         on hand at the Target and the Company,
                                         solely (i) to finance the Purchase
                                         Price, (ii) to repay the Existing
                                         Indebtedness and (iii) to pay related
                                         fees and expenses.

                                 (B)     The proceeds of loans under the
                                         Revolving Facility in an amount not to
                                         exceed $5 million may be used,
                                         together with the proceeds of the
                                         Equity Contribution, the Subordinated
                                         Notes and Senior Discount Notes to
                                         finance the Acquisition, repay
                                         Existing Indebtedness and pay related
                                         fees and expenses.  The proceeds of
                                         any subsequent borrowings under the
                                         Revolving Facility (including Swing
                                         Line Loans) will be used for general
                                         corporate purposes.

                                 (C) Letters of credit will be used by the Borrower solely for ordinary course purposes and to support certain outstanding obligations to be agreed upon by the Arrangers and the Agents in their discretion.

Availability:                    (A)     Loans under the Term Facility will be
                                         made available only on the Closing
                                         Date.  Such loans, once repaid may not
                                         be reborrowed.

                                 (B)     Loans under the Revolving Facility
                                         (including Swing Line Loans) will be
                                         available at any time prior to the
                                         final maturity of the Revolving
                                         Facility. Amounts repaid under the
                                         Revolving Facility may be reborrowed.

                                 (C) Letters of Credit will be available at any time before the fifth business day prior to the final maturity of the Revolving Facility.

Default Rate:                     The applicable interest rate plus 2% per
                                  annum.

Letters of Credit:               Letters of credit under the Revolving Facility
                                 will be issued by a New York-based Lender, as issuing bank (in such capacity, the "ISSUING
                                 BANK"), agreed upon by the Borrower and the Administrative Agent. Each letter of credit shall expire no later than the earlier of (a)
                                 12 months after its date of issuance and (b) the fifth (5th) business day prior to the final maturity of the Revolving Facility.

                                 Drawings under any letter of credit shall be reimbursed by the Borrower on the same business day. To the extent that the Borrower does not reimburse the Issuing Bank on the same business day, the Lenders shall be irrevocably obligated to reimburse the Issuing Bank pro rata based upon their respective Revolving Facility commitments, with the amount of such reimbursement payment being deemed to be a drawing under the Revolving Facility.

                                 The issuance of all letters of credit shall be subject to the customary procedures of the Issuing Bank.

Final Maturity and               (A)     Term Facilities
Commitment Reductions:
                                         Term Loan A and Term Loan B will
                                         mature on the five and a half (5 1/2)
                                         year and seventh (7th) anniversaries,
                                         respectively, of the Closing Date, and
                                         will amortize on a quarterly basis, in
                                         annual amounts to be agreed upon.

                                 (B)     Revolving Facility

                                         The Revolving Facility will mature on
                                         the five and  half (5 1/2) year
                                         anniversary of the Closing Date.

Guarantees:                      All obligations of the Borrower under the
                                 Senior Bank Facility will be unconditionally guaranteed by the Parent, Holdings, and each other existing and subsequently acquired or organized domestic subsidiary (and certain foreign subsidiaries (the "NON-EXCLUDED
                                 FOREIGN SUBSIDIARIES")) of the Parent and the Borrower (including, without limitation, the
                                 Company, the Target and their respective domestic subsidiaries) (collectively, the
                                 "LOAN PARTIES").

Security:                        The Senior Bank Facility and the related
                                 guarantees will be secured by substantially all the assets of each Loan Party and each other subsequently acquired or organized subsidiary of the Borrower
                                 (collectively, the "COLLATERAL"), including but not limited to (a) a first priority pledge of all the capital stock of each Loan Party
                                 (other than the Parent) and each other
                                 existing and subsequently acquired or
                                 organized subsidiary of the Borrower and the Parent (65% of foreign subsidiaries other than Non-Excluded Foreign Subsidiaries) and (b) perfected first priority security interests in, and mortgages on, substantially all tangible and intangible assets of each Loan
                                 Party (other than the Parent) and each other existing and subsequently acquired or organized domestic subsidiary of the Borrower
                                 (including but not limited to accounts
                                 receivable, inventory, general intangibles, intellectual property, real property, cash and proceeds of the foregoing).

                                 All the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation, reasonably satisfactory to the Lenders and the Borrower, and, subject to limited exceptions to be agreed upon, none of the Collateral shall be subject to any other pledges, security interests or mortgages.

Interest Rates                   As set forth on Annex I attached hereto.
and Fees:

Mandatory Prepayment:            Loans under the Term Facility shall be prepaid
                                 with (a) a percentage to be agreed upon of Consolidated Excess Cash Flow (to be defined),
                                 (b) 100% of the net cash proceeds of all non-ordinary-course asset sales or other dispositions of property by the Borrower and its subsidiaries (including insurance and condemnation proceeds), subject to exceptions to be agreed upon, (c) 100% of the net cash proceeds of issuances of debt obligations of the Borrower and its subsidiaries, subject to exceptions to be agreed upon, and (d) 100% of the net cash proceeds of issuances of equity securities of the Borrower and its subsidiaries, subject to exceptions to be agreed upon.

                                 Mandatory prepayments shall be made, without premium or penalty, except in the case of Term Loan B (which shall be prepayable during the first year and second year following the Closing Date at a premium equal to 101% of the aggregate principal amount to be prepaid and thereafter, without, premium or penalty), other than payment of

                                 Breakage Costs (as defined below), and shall be applied pro rata to the Term A and B Loans, in each case pro rata to the remaining amortization payments of such loans; provided that holders of Term Loan B may elect to have their portion of any mandatory prepayment applied to any outstanding portion of Term Loan A.

Voluntary Prepayment:            Voluntary prepayments will be permitted in
                                 whole or in part, at the option of the
                                 Borrower, in minimum principal amounts to be agreed upon, without premium or penalty, except in the case of Term Loan B (which shall be prepayable (i) during the first year following the Closing Date at a premium equal to 102% of the aggregate principal amount to be prepaid, (ii) during the second year following the Closing Date at a premium equal to 101% of the aggregate principal amount to be prepaid, and (iii) thereafter, without, premium or penalty), other than payment of Breakage Costs (as defined below), other than payment of breakage costs (excluding profits and Applicable Margins) and reimbursement of the Lenders' actual re-employment costs in the case of prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant Interest Period (such breakage costs and re-employment costs, collectively
                                 "BREAKAGE COSTS").

Representations                  Usual for facilities and transactions of this
Warranties:                      type and others to be and agreed upon
                                 (including, without limitation, with respect to the Parent) by the Agents and the Borrower
                                 (the Borrower's agreement not to be
                                 unreasonably withheld), including but not limited to accuracy of financial statements;
                                 no material adverse change; absence of
                                 litigation; no violation of agreements or instruments; compliance with laws (including employee benefits, margin regulations and environmental laws); payment of taxes;
                                 ownership of properties; solvency;
                                 effectiveness of regulatory approvals; labor matters; environmental matters; accuracy of information; and validity, priority and perfection of security interests in the Collateral.

Conditions Precedent:            Usual for facilities of this type and others
                                 to be agreed upon by the Borrower and the Agents (the Borrower's agreement not to be unreasonably withheld), including, without limitation, in the case of the borrowing of the initial Loans, the conditions precedent set forth on Annex IV attached hereto.

Affirmative                      Usual for facilities and transactions of this
Covenants:                       type and others to be agreed upon by the
                                 Borrower and the Agents (the Borrower's
                                 agreement not to be unreasonably withheld) (to be applicable to the Parent, the Borrower and its subsidiaries), including but not limited to maintenance of, corporate existence, separateness and rights; performance of obligations; delivery of audited financial statements, other financial information and notices of default and litigation; maintenance of properties in good working order;
                                 maintenance of reasonably satisfactory
                                 insurance; compliance with laws; inspection of books and properties; further assurances; and payment of taxes.

Negative Covenants:              Usual for facilities and transactions of this
                                 type and others to be agreed upon by the Borrower and the Agents (the Borrower's agreement not to be unreasonably withheld) (to be applicable to the Parent, the Borrower and its subsidiaries), including but not limited to limitations on dividends on, and redemptions and repurchases of, capital stock;
                                 limitations on prepayments, redemptions and repurchases of subordinated debt; limitations on prepayments, redemptions and repurchases of senior debt; limitations on liens and sale-leaseback transactions; limitations on loans and investments; limitations on debt;
                                 limitations on mergers, acquisitions and asset sales; limitations on transactions with affiliates; limitations on changes in business conducted; limitations on amendment of debt and other material agreements; limitations on capital expenditures; and special purpose corporation type covenants in respect of Holdings and the Parent.

Selected Financial               The credit agreement relating to the Senior
Covenants:                       Bank Facility (the "CREDIT AGREEMENT") will
                                 contain financial covenants (with definitions of financial terms and levels to be agreed upon; it being understood that "EBITDA" shall include net cash income (to be defined) from the Company's new financial services program), including but not limited to (a) maximum ratios of Total Debt to EBITDA, (b) minimum ratios of EBITDA to Interest Expense and (c) minimum ratios of EBITDA to Fixed Charges.

Events of Default:               Usual for facilities and transactions of this
                                 type and others to be agreed upon by the Borrower and the Agents (the Borrower's agreement not to be unreasonably withheld), including but not limited to nonpayment of principal or interest, violation of covenants, incorrectness of representations and warranties in any material respect, cross default and cross acceleration, bankruptcy, material judgments, employee benefits, actual or asserted invalidity of the guarantees or the security documents and Change in Control
                                 (the definition of which will be agreed upon).

Voting: Amendments and waivers of the Credit Agreement and the other definitive credit documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Senior Bank Facility, except that the consent of each Lender adversely affected thereby shall be required with respect to (a) increases in such Lender's commitments, (b) reductions of principal, interest or fees, (c) extensions of scheduled amortization or final maturity and
                                 (d) releases of all or substantially all of the Collateral or certain guarantors.

Cost and Yield                   Usual for facilities and transactions of this
Protection:                      type on terms to be agreed upon.  In addition,
                                 the Borrower will obtain interest rate hedging on not less than 50% of outstandings under the Term Loan Facility in form and substance satisfactory to Agents and Borrower.

Assignments and                  The Lenders will be permitted to assign loans
Participations:                  and commitments to other financial
                                 institutions in minimum amounts of $5 million without restriction (other than consultation rights, on terms to be agreed upon, in favor of the Borrower in the case of assignments occurring when no default or Event of Default exists). The Administrative Agent will receive a processing and recordation fee of $3,500, payable by the assignor and/or the assignee, with each assignment. Assignments will be by novation.

                                 The Lenders will be permitted to participate loans and commitments to other financial institutions without restriction. Voting rights of participants shall be limited to matters in respect of (a) reductions of principal, interest or fees, (b) extensions of scheduled amortization or final maturity and
                                 (c) releases of all or substantially all of the Collateral or certain guarantors.

Expenses and                     In addition to those reasonable out-of-pocket
Indemnification:                 expenses reimbursable under the Commitment
                                 Letter, all reasonable out-of-pocket costs of the Agents (and, in the case of enforcement costs and documentary taxes, the Lenders) associated with the Senior Bank Facility are to be paid by the Borrower.

                                 The Borrower will indemnify the Arrangers, the Agents, the Lenders and their respective officers, directors, employees, affiliates and agents and hold them harmless from and against all costs, expenses (including reasonable fees, disbursements and other charges of counsel) and liabilities of any such indemnified person arising out of or relating to those matters set forth in the Commitment Letter, including, without limitation, any claim or any litigation or other proceedings (regardless of whether any such indemnified person is a party thereto) that relate to the Transactions or any transactions connected therewith, provided that none of the Arrangers, the Agents or any Lender will be indemnified for its gross negligence or willful misconduct.

Counsel for the Arrangers         Skadden, Arps, Slate, Meagher & Flom LLP
and the Agents:

Governing Law                     New York.
and Forum:

                                                                         ANNEX I



                                 Interest Rates and Fees

Interest Rates:                  The interest rates under the Senior Bank
                                 Facility will be, at the Borrower's option, either the Base Rate or the Adjusted LIBOR plus, in each case, the Applicable Margin from time to time as set forth in the following table.

                                 ================================================
                                              Applicable Margin
                                 ------------------------------------------------
                                                        Base Rate       Adjusted
                                                                         LIBOR
                                 ------------------------------------------------
                                 Revolving Facility      1.75%        2.75%
                                 ------------------------------------------------
                                 Term Loan A             1.75%        2.75%
                                 ------------------------------------------------
                                 Term Loan B             2.50%        3.50%
                                 ================================================

                                 The Borrower may elect interest periods of 1, 2, 3 or 6 months for Adjusted LIBOR borrowings.

                                 Swing Line Loans will bear interest at the Base Rate plus the Applicable Margin for Revolving Loans.

                                 Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of Base Rate loans based on the Prime
                                 Rate) and interest shall be payable at the end of each interest period and, in any event, at least every 3 months.

                                 The Base Rate will be defined as the higher of the Agent's prime lending rate and the rate 1/2 of 1% in excess of the Federal funds effective rate.

                                 Adjusted LIBOR will at all times include statutory reserves.

Letter of Credit Fee:            A per annum participation fee equal to the
                                 spread over Adjusted LIBOR from time to time in effect for loans under the Revolving
                                 Facility will accrue on the aggregate face amount of outstanding letters of credit under the Revolving Facility, payable in arrears at the end of each quarter and upon the termination of the Revolving
                                 Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the Lenders pro rata in accordance with the amount of each such Lender's Revolving Facility commitment. In addition, the Issuing Bank shall receive a fronting fee equal to 0.25% per annum on all outstanding letters of credit, payable quarterly in arrears.

Commitment Fees:                 0.50% per annum of the undrawn portion of the
                                 commitments in respect of the Revolving
                                 Facility (subject to reduction as set forth below under the caption "Changes in Commitment
                                 Fees and Interest Rates''), commencing to accrue upon the execution and delivery of the Credit Agreement and payable quarterly in arrears and upon the termination of any commitment. For purposes of the foregoing, outstanding Swing Line Loans shall not constitute usage of the Revolving Facility.

Tax Gross Up:                    All payments shall be made without withholding
                                 or deduction for, or on account of, any
                                 present or future taxes or duties imposed or levied by or on behalf of any governmental taxing authority or, if any such withholding or deductions are required to be made by law, with the payment of such additional amounts as will result in holders receiving such amounts as they would have received had no such withholding or reduction been required. In connection with its becoming a party to the Credit Agreement, each Lender shall deliver such forms regarding the applicability of U.S.
                                 withholding taxes to it as are usual for facilities of this type. In addition, each Lender, at the cost and expense of the Borrower, shall agree, on customary terms, to take such actions to mitigate withholdings taxes as are not adverse to it in its sole judgment.

Changes in                       Commencing six (6) months after the Closing
Commitment Fees and              Date, so long as no event of default shall
Interest Rates:                  have occurred and be continuing, Applicable
                                 Margins in respect of the Revolving Facility and the Tranche A Loans and commitment fees under the Senior Bank Facility will be determined by reference to the Borrower's consolidated ratio of Total Debt to trailing four-quarter EBITDA pursuant to the grid attached hereto as Annex III.

                                 The ratio of Total Debt to EBITDA shall be determined as at the last day of each fiscal quarter; changes in interest rates and commitment fees resulting from changes in such ratio shall become effective on the first day on which the financial statements covering the quarter-end date as of which such ratio is computed are available.

                                                                        ANNEX II


                           Sources and Uses of Funds
                                 (in millions)
                         (all figures are approximate)


 Uses of Funds                                       Sources of Funds
 -------------                                       ----------------
                                                     Existing Cash                             $92.5

 Purchase Price of Equity    $266.3                  Revolving Facility(2)                       1.3

 Repayment/Defeasance of     449.4                   Term Facility                             385.0
 Existing Indebtedness
 and Premiums and Accrued
 Interest associated
 therewith

 Transaction Expenses         43.1                   Senior Discount Notes                     100.0


                                                     Subordinated Notes                        100.0
                                                                                          ----------

                                                     Equity Contribution                        80.0
                             -----------                                                   ---------
 Total Uses                  $758.8                  Total Sources                            $758.8
                             ===========                                                      ======





-------------------------

     (2) $50 million Revolving Facility of which $1.3 million will be drawn at Closing.

                                                                       ANNEX III



PRICING GRID

 --------------------------------------------------------------------------------------------------------
 Total Debt/EBITDA                            Revolver & Term Loan A                      Commitment Fee
                                              Adjusted LIBOR/Base Rate
 --------------------------------------------------------------------------------------------------------
 >4.25x                                       +300 bps/200bps                             50 bps
 -

 >3.75x and <4.25x                            +275bps/ 175bps                             50
 -

 >3.25x and <3.75x                            +250bps/150bps                              50
 -

 >2.75x and <3.25x                            +225bps/125bps                              50
 -

 >2.25x and <2.75x                            +200bps/100bps                              37.5
 -

 <2.25x                                       +175bps/75bps                               37.5
 --------------------------------------------------------------------------------------------------------

                                                                        ANNEX IV

                                   CONDITIONS

         The commitments of the Arrangers under the Commitment Letter, as well as the obligations of the Lenders to make the initial Loans, shall be subject to the satisfaction of the following conditions on or prior to October 15, 1998:

                 (i) no information or other matter becomes known to the Arrangers or the Agents (including, without limitation, any information or matter disclosed pursuant to the delivery of the financial information described in item (x) below) that the Arrangers in good faith believe is inconsistent in a material and adverse manner with (a) any information or other matter disclosed to the Arrangers or the Agents prior to such date or (b) any information or other matter obtained by the Arrangers or the Agents during its due diligence investigation;

                 (ii) there shall not have occurred or become known to the Arrangers, the Agents or the Lenders any event or events, adverse condition or change that, individually or in the aggregate, could have a Material Adverse Effect;

                 (iii) the preparation, execution and delivery of definitive documentation satisfactory to the Arrangers, the Agents and the Lenders, in connection with the Senior Credit Facility;

                 (iv) the Arrangers, the Agents and the Lenders shall be reasonably satisfied as of the date of the making of the initial Loans (the "CLOSING DATE") with (a) the material terms and conditions of the Offer (to the extent such terms and conditions differ in any material respect than those set forth in the Merger Agreement and the Offer to Purchase), the Debt Tender, the Senior Discount Notes, the Subordinated Notes and each agreement entered into in connection with the Transactions (including, without limitation, the maturities (which in no event shall be earlier than six (6) months after the final maturity of the Senior Bank Facility) and the terms relating to the accrual and payment of interest of the Senior Discount Notes the Subordinated Notes (which in no event shall permit cash payment of interest during the first five (5) years of the Senior Bank Facility) and (b) all legal, tax and accounting matters relating to the Transactions that could have a Material Adverse Effect, including, without limitation, the following:

                          (w)     there shall be no litigation or
                 administrative proceedings or other legal or regulatory developments, actual or threatened, that, singly or in the aggregate, could have a Material Adverse Effect or could materially and adversely affect the ability of the Parent, Holdings, the Borrower or the Company to fully and timely perform their respective obligations under the documents executed in connection with the Transactions, or the ability of the parties to consummate the financings or the other Transactions;

                          (x) the Arrangers, the Agents and the Lenders shall be reasonably satisfied with all material legal, tax and accounting matters relating to the Transactions and the other transactions contemplated hereby, including, without limitation, the ability of subsidiaries of the Borrower, the Target or the Company to transfer funds to the Borrower, the Target and the Company and the withholding tax consequences thereof and the Borrower's, the Target's and the Company's plans and programs with respect to managing currency risk exposure;

                          (y) the Arrangers, the Agents and the Lenders shall be reasonably satisfied that the amount and nature of any environmental and employee health and safety exposures to which any Loan Party and its subsidiaries may be subject, and the plans of each Loan Party with respect thereto, could not be reasonably expected to have a Material Adverse Effect; and

                          (z) all requisite governmental authorities (including antitrust or banking authorities in any relevant jurisdiction) and third parties shall have approved or consented to the Transactions and the other transactions contemplated hereby to the extent required, in each case to the extent failure to obtain such consent or approval could have a Material Adverse Effect or could materially and adversely affect the rights or remedies of the Arrangers, the Agents, or, if applicable, the Lenders, and there shall be no governmental or judicial action, actual or threatened, that has a reasonable likelihood of restraining, preventing or imposing burdensome conditions on the Transactions or the other transaction contemplated hereby;

                 (v) the Transactions (including, without limitation, the required debt purchases or redemptions, as applicable, under the Debt Tender, the purchase of at least 90% of the Target's outstanding equity pursuant to the Offer and the issuance and sale of the full amount of the Senior Discount Notes and the Subordinated Notes) shall have been consummated or shall be consummated simultaneously on the Closing Date and each of the respective conditions to the Offer and the Debt Tender shall have been satisfied without amendment or waiver thereof, unless in each case approved in writing by the Arrangers, the Agents and the Lenders;

                 (vi) after giving effect to the Transactions and the other transactions contemplated hereby, neither any Loan Party nor any of their subsidiaries shall have outstanding any indebtedness or preferred stock other than (a) the loans under the Senior Bank Facility, (b) the Senior Discount Notes and the Subordinated Notes and
         (c) other indebtedness or preferred stock to be agreed upon;

                 (vii) customary closing conditions for transactions similar to the Senior Bank Facility, as applicable, including without limitation (a) the accuracy of all representations and warranties, (b) the absence of any defaults, prepayment events or creation of liens under debt instruments or other agreements as a result of the Transactions and the other transactions contemplated hereby, (c) the absence of any material change in the capital, corporate and organizational structure of the Loan Parties and their subsidiaries (after giving effect to the Transactions), (d) first-priority perfected security interests in the Collateral, (e) compliance with applicable laws and regulations (including employee health and safety, margin regulations and environmental laws), (f) obtaining reasonably satisfactory insurance, (g) evidence of authority, (h) consents of all relevant persons, and (i) the receipt by the Agents and the Lenders of reasonably satisfactory legal opinions, accountants' comfort letters, and officer's certificates (including, without limitation, a solvency certificate of the Chief Financial Officer of the Borrower and the Company));

                 (viii) there shall not have occurred after August 12, 1998 and be continuing (a) any general suspension of trading in securities on the New York or American Stock Exchange or in the NASDAQ National Market System (other than circuit breakers), (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (c) the commencement of a war or other similar international or national calamity or emergency, directly or indirectly involving the United States, (d) any limitations (whether or not mandatory) imposed by any governmental authority on the nature or extension of credit or further extension of credit by banks or other lending institutions, (e) in the case of the foregoing clauses
         (c) and (d), a material escalation or worsening thereof or (f) any other material adverse change in banking or capital market conditions that has had a material adverse effect on the syndication of leveraged bank credit facilities;

                 (ix) the Arrangers' satisfaction that, immediately prior to and during the marketing period for (a) the Senior Discount Notes and the Subordinated Notes or (b) the Senior Bank Facility, there shall be no competing issues of debt securities or commercial bank facilities (other than the Senior Bank Facility, the Senior Discount Notes, the Subordinated Notes or other permitted indebtedness thereunder) of any Loan Party or any of their affiliates;

                 (x) the receipt by the Arrangers, the Agents and the Lenders, on or before the closing of the Transactions, of financial statements of the Borrower and the Company (including notes thereto), consisting of (a) audited and pro forma balance sheets as of the end of each period in the 3 fiscal-year period most recently ended, (b) audited and pro forma statements of operations and cash flows for each period in the 3 fiscal-year period December 31, 1997, (c) consolidated and consolidating financial statements for each period in the 3 fiscal-year period most recently ending and supporting documentation satisfactory to the Arrangers and the Agents, (d) comparable unaudited historical and pro forma interim financial statements covering all quarterly or other appropriate periods subsequent to the fiscal year most recently ended, and (e) such final projections in respect of the Parent, the other Loan Parties and their respective subsidiaries as the Arrangers or the Agents may reasonably request; and all such financial statements, historical or pro forma, delivered pursuant to this paragraph (x) shall be in compliance with the requirements of Regulation S-X for a public offering registered under the Securities Act of 1933, and all financial statements and projections referred to in this paragraph (x) shall not be materially inconsistent with financial statements, projections and estimates previously provided to the Arrangers, the Agents and, if applicable, the Lenders; and

                 (xi)     payment of fees and expenses.

                 A "MATERIAL ADVERSE EFFECT" shall mean the result of one or more events, changes or effects which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on (i) the business, results of operations, financial condition or prospects of any Loan Party and its subsidiaries, in each case, taken as a whole, or (ii) the validity or enforceability of any of the documents entered into in connection with the Transactions or the other transactions contemplated hereby or the rights, remedies and benefits available to the parties thereunder.